UNITED STATES
                  SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C. 20549

                                FORM 15

    CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                             Commission File Number:  001-04226

                      Kerzner International Limited
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           (Exact name of registrant as specified in its charter)

                             Coral Towers
                     Paradise Island, The Bahamas
                            (242) 363-6000
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     (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                Ordinary Shares, par value $0.001 per share
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           (Title of each class of securities covered by this Form)

                                   None
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      (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)       [X]        Rule 12h-3(b)(1)(i)       [X]
         Rule 12g-4(a)(1)(ii)      [  ]       Rule 12h-3(b)(1)(ii)      [  ]
         Rule 12g-4(a)(2)(i)       [  ]       Rule 12h-3(b)(2)(i)       [  ]
         Rule 12g-4(a)(2)(ii)      [  ]       Rule 12h-3(b)(2)(ii)      [  ]
                                              Rule 15d-6                [  ]

         Approximate number of holders of record of Ordinary Shares, par value $0.001 per share as of the certification or notice date: One.

         Pursuant to the requirements of the Securities Exchange Act of 1934, Kerzner International Limited has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.



Date: September 7, 2006              KERZNER INTERNATIONAL LIMITED

                                     By:  /s/ Richard M. Levine
                                        ---------------------------------
                                        Name:   Richard M. Levine
                                        Title:  Executive Vice President
                                                & General Counsel